UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Introgen Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP
EXECUTIVE OFFICERS
SIGNIFICANT EMPLOYEES
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
NOTICE REGARDING INTERNET AVAILABILITY
OTHER MATTERS

INTROGEN THERAPEUTICS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 12, 2008
To Introgen’s Stockholders:
     We cordially invite you to attend Introgen’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2008 at 9:00 a.m., local time, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027.
     At the Annual Meeting we will vote on proposals to:
1.	Elect three (3) Class II directors to the Board of Directors, each to serve a term of three (3) years;

2.	Ratify the appointment of Ernst & Young LLP as Introgen’s independent registered public accounting firm for the current fiscal year ending December 31, 2008; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     Stockholders who owned stock at the close of business on April 15, 2008 may attend and vote at the Annual Meeting. If you cannot attend the Annual Meeting, you may vote electronically using the Internet or by telephone, in each case as instructed on the enclosed Proxy Card, or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any stockholder attending the Annual Meeting may vote in person, even though he or she has already returned a Proxy Card.
Sincerely,

Rodney Varner
Secretary

INTROGEN THERAPEUTICS, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
     The Board of Directors (the “Board”) of Introgen Therapeutics, Inc. is soliciting proxies for our 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. All references in this Proxy Statement to “we,” “us,” “our,” “Introgen” or the “Company” shall mean Introgen Therapeutics, Inc.
     A proxy card (the “Proxy Card”), the Notice of Annual Meeting of Stockholders (the “Notice”) and a copy of the 2007 Annual Report to Stockholders (the “Annual Report”) are enclosed. Our Annual Report can also be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     This Proxy Statement and the enclosed Notice, Annual Report and Proxy Card are being distributed on or about May 12, 2008.
     Q: Why am I receiving these materials?
     A: The accompanying proxy is solicited on behalf of our Board. We are providing these proxy materials to you in connection with our Annual Meeting, to be held on Thursday, June 12, 2008 at 9:00 a.m., local time, at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027. As a Company stockholder you are invited to attend the Annual Meeting and are entitled to vote and requested to vote on the proposals described in this Proxy Statement.
     Q: What is included in these materials?
     A: These materials include:
•	our Proxy Statement for our annual meeting;

•	a Proxy Card for the annual meeting; and

•	our 2007 Annual Report to Stockholders.
     Q: What information is contained in these materials?
     A: The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.
     Q: What is the record date for the Annual Meeting and how many shares of Introgen’s common stock were outstanding on the record date?
     A: Our Board has set April 15, 2008 as the record date for the Annual Meeting. On April 15, 2008, approximately 44,013,449 shares of our common stock were outstanding.

     Q: Who is entitled to vote and how many votes do I have?
     A: All stockholders who owned shares of our common stock on April 15, 2008 are entitled to vote at the Annual Meeting. Every stockholder is entitled to one (1) vote for each share of common stock held.
     Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
     A: Most of our stockholders hold their shares through a stockholder, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
     If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you directly by Introgen. As the stockholder of record, you have the right to grant your voting proxy directly to Introgen or to vote in person at the annual meeting. Introgen has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”
Beneficial Owner
     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder or record, you may not vote these shares in person at the annual meeting. Your broker or nominee should have enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?”
     Q: How can I vote my shares in person at the annual meeting?
     A: Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your admission ticket and proof of identification. Even if you plan to attend the annual meeting, Introgen recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.
     Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.
     Q: How can I vote my shares without attending the annual meeting?
     A: Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may direct your vote without attending the annual meeting, by proxy. You can vote by proxy over the Internet, by telephone or by mail. To vote your proxy by mail, mark your vote on the enclosed Proxy

Card, then follow the directions on the Proxy Card. To vote your proxy using the Internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the Internet website. The Introgen voting page will prompt you to enter your control number, then follow the instructions to record your vote. To vote your proxy using the telephone, see the instructions on the Proxy Card and have the Proxy Card available during the call. If you send in your card but do not mark any selections, your shares will be voted as recommended by our Board. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible
     Q: Can I change my vote?
     A: You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet, the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or, if you are a stockholder of record, by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
     Q: If my shares are held by my broker in street name will my broker vote my shares for me?
     A: Your broker will only vote your shares if you follow the instructions provided to you by your broker or if the proposal is a matter on which your broker has discretion to vote, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm.
     Q: What constitutes a “quorum” for the Annual Meeting?
     A: At least a majority of the shares of our common stock outstanding as of the record date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail, Internet or telephone. Abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.
     Q: What is the voting requirement to approve each of the proposals?
     A: For Proposal I, the election of directors, the three (3) individuals receiving the highest number of “FOR” votes will be elected. To pass, Proposal II, the ratification of the appointment of the independent registered public accounting firm, requires the affirmative “FOR” vote of at least a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote.
     Q: How are votes counted?
     A: For Proposal I, you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.
     For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.
     Finally, if you just sign and return your proxy card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
     Q: Who pays for the solicitation of proxies?
     A: We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.
     Q: How does the Board recommend voting on the proposals?
     A: Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008.
     Q: Where can I find voting results of the Annual Meeting?
     A: We will announce preliminary voting results at the Annual Meeting and file the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008.
     Q: When are the stockholder proposals for the 2009 Annual Meeting of Stockholders due?
     A: We anticipate holding our 2009 Annual Meeting of Stockholders on or about June 10, 2009. Stockholder proposals for our 2009 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on January 12, 2009. In addition, notice of any stockholder proposals must be given in accordance with our Bylaws and all other applicable requirements including the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). If a stockholder fails to give notice of a stockholder proposal by January 12, 2009 and as required by our Bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2009 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2009 Annual Meeting of Stockholders.
     Q: What is “householding” and how does it affect me?
     A: We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of such document for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; or by telephone: 1-781-575-2879). If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of such documents in the future, please contact Computershare Trust Company as indicated above. Beneficial owners can request information about householding from their banks, brokers or other holders of record.
     Q: Where are Introgen’s principal executive offices?
     A: Our principal executive offices are located at 301 Congress Avenue, Suite 1850, Austin, Texas 78701. Our telephone number is (512) 708-9310.

SECURITY OWNERSHIP
     The following table sets forth the beneficial ownership of our common stock as of March 31, 2008 by (i) all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be the beneficial owners of more than 5% of our common stock and based on the records of Computershare Trust Company, N.A., our transfer agent, (ii) each director, (iii) each of the executive officers, and (iv) all current directors and executive officers as a group.
     Except as otherwise noted, and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investment power for all of the shares of common stock held by them.
     This table lists applicable percentage ownership based on 44,013,449 shares of common stock outstanding as of March 31, 2008. Options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2008 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.
     Unless otherwise indicated, the address for each stockholder on this table is c/o Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701.

	Shares	Percent
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
Capital Research Global Investors(1) 333 South Hope Street Los Angeles, CA 90071	4,056,250	9.2%
Colgate-Palmolive Company(2) 300 Park Avenue New York, NY 10022	3,610,760	8.2%
FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	3,567,220	8.1%
John N. Kapoor, Ph.D.(4)	3,547,195	8.0%
David G. Nance(5)	4,044,656	8.8%
William H. Cunningham, Ph.D.(6)	379,819	*
Charles E. Long(7)	434,819	1.0%
S. Malcolm Gillis, Ph.D.(8)	190,019	*
Peter Barton Hutt(9)	142,019	*
James W. Albrecht, Jr.(10)	452,199	1.0%
J. David Enloe, Jr.(11)	317,500	*
David L. Parker, Ph.D., J.D. (12)	463,599	1.0%
Robert E. Sobol, M.D.(13)	421,485	1.0%
Max W. Talbott, Ph.D.(14)	505,000	1.1%
All directors and executive officers as a group (11 people)(15)	10,898,310	22.3%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Based on Form 13G filed by Capital Research Global Investors (a division of Capital Research and Management Company), with the Commission on February 12, 2008. Capital Research Global Investors disclaims beneficial ownership of these securities pursuant to Exchange Act Rule 13d-4. Such filing indicates that these shares are owned on behalf of SMALLCAP World Fund, Inc.

(2)	Based on Form 13G filed by Colgate-Palmolive Company (“C-P”) with the Commission on November 8, 2005. We have entered into a voting agreement with C-P covering the shares set forth in the table above. Unless earlier terminated, this voting agreement shall terminate and be of no further force or effect at such time as none of C-P or any of its affiliates beneficially owns any of the shares covered by the agreement.

(3)	Based on Form 13G/A filed by FMR LLC. with the Commission on February 14, 2008.

(4)	Consists of 53,819 shares held by Dr. Kapoor, 202,109 shares held by EJ Financial Enterprises, Inc., 3,099,067 shares held by EJ Financial/Introgen Management L.P. and 192,200 shares held by Dr. Kapoor subject to stock options that are exercisable within 60 days of March 31, 2008. EJ Financial/Introgen Management L.P. is controlled by its general partner, EJ Financial Enterprises, Inc. Dr. Kapoor is President, Chairman of the board of directors and sole shareholder of EJ Financial Enterprises, Inc. By virtue of his control of EJ Financial Enterprises, Inc., Dr. Kapoor holds the right to vote for and has dispositive control over the shares held by EJ Financial/Introgen Management L.P. Dr. Kapoor disclaims beneficial ownership of the shares held by EJ Financial/Introgen Management L.P except to the extent of his pecuniary interest therein.

(5)	Consists of 79,186 shares held by Mr. Nance, 1,346,979 shares held by Developtech Resource Corporation, 18,130 shares held by Domecq Technologies, Inc., 850,496 shares held by Debouchement, Ltd., and 1,749,865 shares held by Mr. Nance subject to stock options that are exercisable within 60 days of March 31, 2008 Mr. Nance is President and Chief Executive Officer of Developtech Resource Corporation, Domecq Technologies, Inc. and Debouchement, Ltd. Solely by virtue of his position as President and Chief Executive Officer of Developtech Resource Corporation and Debouchement, Ltd., Mr. Nance holds the right to vote for each such entity and has dispositive control over the shares. Mr. Nance disclaims any pecuniary interest in the shares owned by Developtech Resource Corporation and Debouchement, Ltd.

(6)	Includes 357,400 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(7)	Includes 409,400 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(8)	Includes 174,600 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(9)	Includes 126,600 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(10)	Includes 398,738 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(11)	Consists of 317,500 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(12)	Includes 371,788 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(13)	Includes 173,750 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(14)	Consists of 505,000 shares subject to stock options that are exercisable within 60 days of March 31, 2008.

(15)	Includes an aggregate of 4,776,841 shares subject to stock options held by our directors and executive officers as a group that are exercisable within 60 days of March 31, 2008.

EXECUTIVE OFFICERS
     The following sets forth information concerning the persons currently serving as our executive officers, including information as to each executive officer’s age, position and business experience as of the record date.

Name	Age	Position
David G. Nance	56	Chairman, President and Chief Executive Officer
Max W. Talbott, Ph.D.	59	Senior Vice President, Worldwide Commercial Development
Robert E. Sobol, M.D.	56	Senior Vice President, Medical and Scientific Affairs
James W. Albrecht, Jr.	53	Senior Vice President, Chief Financial Officer
J. David Enloe, Jr.	44	Senior Vice President, Operations
David L. Parker, Ph.D., J.D.	53	Senior Vice President, Intellectual Property
     David G. Nance has served as a member of our Board and as our President and Chief Executive Officer since our inception in June 1993 and became Chairman of the Board in 2007. From 1992 to 1996, Mr. Nance served as the Managing Partner of Texas Biomedical Development Partners, the investment group that founded Introgen. Mr. Nance received the 2006 Albert Einstein Award for Outstanding Achievement in the Life Sciences for his work in developing new cancer therapies.
     Max W. Talbott, Ph.D. joined Introgen in February 2002 as our Senior Vice President, Worldwide Commercial Development. From 2000 to 2002, Dr. Talbott was Senior Vice President, Worldwide Regulatory Affairs and Pharmacovigilance at DuPont Pharmaceuticals Company and Bristol-Myers Squibb Pharmaceuticals Company, which merged during this period. From 1996 to 2000, he served in various positions with Aventis Pharmaceuticals and most recently as Senior Vice President, Global Drug Regulatory Affairs and Quality Assurance. Prior to 1996, Dr. Talbott occupied several management positions with Eli Lilly and Company. Previously, he spent five years with the U.S. Food and Drug Administration and four years with the Warner Lambert Company. He received his Ph.D. in immunology and pharmacology from Rutgers University.
     Robert E. Sobol, M.D. joined Introgen in September 2003 as our Senior Vice President, Medical and Scientific Affairs. He was President and Chief Executive Officer of Magnum Therapeutics Corporation, a biopharmaceutical company that Introgen acquired in October 2004, and previously served as President of Corautus Genetics Inc., a biopharmaceutical company. From 1998 to 2003, Dr. Sobol served as President and Chief Executive Officer of Genstar Therapeutics, a company that developed gene therapy products, which he founded in 1996. Dr. Sobol served as Vice President of IDEC Pharmaceuticals Corporation, a company he co-founded that pioneered monoclonal antibody based treatments for cancer and autoimmune disorders. Dr. Sobol received his M.D. from The Chicago Medical School.
     James W. Albrecht, Jr. joined Introgen in November 1994 as our Vice President, Operations and Administration, and he has served as our Chief Financial Officer since April 1995. From 1993 to 1996, he operated a consulting business providing chief financial officer services to the technology and real estate industries. Mr. Albrecht worked previously at Arthur Andersen LLP as an accountant and he is a Certified Public Accountant. He received his B.B.A. in accounting from The University of Texas at Austin.
     J. David Enloe, Jr. joined Introgen in March 1995. He initially served as our General Business Manager and Vice President, Administration, and has served as our Senior Vice President, Operations since 1999. From 1989 to 1995, he held various positions at Centrilift, a division of Baker Hughes, Inc., an energy services company, including Region General Manager, Southeast Asia, and he worked at Arthur Andersen

LLP as an accountant prior to that time. Mr. Enloe is a Certified Public Accountant. He received his B.B.A. in accounting from The University of Texas at Austin.
     David L. Parker, Ph.D., J.D. joined Introgen in March 1999 and is currently our Senior Vice President, Intellectual Property. Since February 2000, Dr. Parker has been a partner with the law firm of Fulbright & Jaworski LLP, and is presently the Co-Head of the firm’s Intellectual Property and Technology Department. From 1992 to January 2000, he was a shareholder of the patent law firm of Arnold White & Durkee, Professional Corporation, where he was an associate and patent agent since 1983. Starting in 1997, Dr. Parker has served as an adjunct professor at The University of Texas School of Law. Dr. Parker received his Ph.D. in molecular pharmacology and molecular biology from Baylor College of Medicine in 1981, served on the faculty at Baylor College of Medicine from 1981 to 1983, and received his J.D. from The University of Texas School of Law in 1986.
SIGNIFICANT EMPLOYEES
     The following sets forth information concerning persons currently employed by us who make or are expected to make significant contributions to our business, including information as to each person’s age, position and business experience as of the record date:

Name	Age	Position
Kerstin B. Menander, M.D., Ph.D.	70	Vice President, Clinical Development
     Kerstin B. Menander, M.D., Ph.D. joined Introgen in November 2002 as our Vice President, Clinical Development. From 1997 to 2002, Dr. Menander held various regulatory and clinical development vice president positions at Cell Pathways, Inc., a pharmaceutical oncology company, most recently as Vice President, International Operations. Prior to 1997, she occupied senior management positions at Curative Technologies, Inc., a biotechnology company concentrating on wound healing, US 3D Development, Inc., a strategic regulatory and clinical development consulting company, and Collagen Corporation, a biotechnology and facial aesthetics technology company. She also spent several years at Syntex, a pharmaceutical products and medical diagnostic systems company, and Abbott, a diversified healthcare products company. She received her M.D. and Ph.D. from the University of Lund in Lund, Sweden.

PROPOSAL I
ELECTION OF DIRECTORS
General
     Our Board is divided into three classes, with the term of office of one class expiring each year. On April 11, 2008, we amended our Bylaws to authorize seven directors and our Board elected Robert Pearson to fill the vacancy created by the additional board seat. As a result, we currently have seven directors with two directors in Class I and Class III and three directors in Class II. The terms of office of our Class II directors, Peter Barton Hutt, Charles E. Long and Robert Pearson, will expire at the 2008 Annual Meeting of Stockholders. The terms of office of our Class III directors, John N. Kapoor, Ph.D. and David G. Nance, will expire at the 2009 Annual Meeting of Stockholders. The terms of office of our Class I directors, William H. Cunningham, Ph.D. and S. Malcolm Gillis, Ph.D., will expire at the 2010 Annual Meeting of Stockholders. At the 2008 Annual Meeting, stockholders will elect three Class II directors, each for a term of three years.
Nominees for Election at the 2008 Annual Meeting
     The following sets forth information concerning the nominees for election as directors at the 2008 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

			Director
Name of Nominee	Age	Principal Occupation	Since
Peter Barton Hutt.	73	Senior Counsel of the law firm Covington & Burling LLP	2004
Charles E. Long	68	Director of Introgen Therapeutics, Inc.; retired	2001
Robert Pearson	45	Vice President of Communities and Conversations for Dell, Inc.	2008
     Peter Barton Hutt has served as a member of our Board since August 2004. Mr. Hutt has been with the Washington, D.C. law firm of Covington & Burling LLP since 1960 specializing in food and drug law and has been a partner or senior counsel since 1968, except when he served as Chief Counsel for the FDA from 1971 to 1975. He is the co-author of a casebook used to teach food and drug law throughout the country and teaches a full course on this subject each year at Harvard Law School. Mr. Hutt currently serves on the board of directors of Favrille, Inc., a biopharmaceutical company, CV Therapeutics, Inc., a biopharmaceutical company, ISTA Pharmaceuticals, Inc., a specialty pharmaceutical company, XOMA, Ltd., a biopharmaceutical company, and Momenta Pharmaceuticals, Inc., a biotechnology company, all of which are publicly-traded companies. Mr. Hutt also serves on the board of directors of several privately-held biopharmaceutical companies and on several venture capital advisory boards, including Polaris Venture Partners and the Sprout Group. Mr. Hutt is also a former member of the board of directors of IDEC Pharmaceuticals Corporation, a company that pioneered monoclonal antibody-based treatments for cancer and autoimmune disorders. Mr. Hutt received his B.A. in Economics and Political Science from Yale University, an LL.B. from Harvard Law School and an L.L.M. in Food and Drug Law from New York University School of Law.
     Charles E. Long has served as a member of our Board since January 2001. Mr. Long is a former vice chairman of Citicorp and its principal subsidiary, Citibank. Mr. Long held various positions during his career with Citicorp, which began in 1972. From 1982 to 1998, he headed Citicorp’s External Affairs Division, which includes the Government Relations Division in Washington, D.C. From 1976 to 1982, he was

responsible for managing Citicorp’s international consumer banking business, as well as legal and external affairs for consumer banking worldwide. Mr. Long is a trustee of the Midwest Research Institute. He has served as an officer, director or trustee on a number of corporate, charitable and public boards, including vice chairman of Georgetown University, vice chairman and director of the Woodrow Wilson House Museum and Ford’s Theater in Washington, D.C. Mr. Long is also a director of The Drummond Company and NewPage Corp. Mr. Long is also a member of the board of directors of Gendux AB, our wholly-owned subsidiary. Mr. Long received his B.B.A. in business from St. John’s University. In 1998, he received an Honorary Doctor of Business Degree from St. John’s University.
     Robert Pearson. Robert Pearson has served as a member of our Board since April 15, 2008. Mr. Pearson has served as vice president of communities and conversations for Dell, Inc. since February 2006. From October 2003 to December 2005, Mr. Pearson worked for Novartis Pharmaceuticals as Head of Global Corporate Communications and as Head of Global Pharma Communications, where he served on the Pharma Executive Committee. Prior to Novartis, Mr. Pearson was President of The Americas for GCI and was responsible for creating and building the firm’s global healthcare practice. Mr. Pearson is a member of the executive committee of Dell’s Political Action Committee and he serves as the Vice-Chair of the Emerging Technology Committee for the State of Texas. Mr. Pearson graduated from the University of North Carolina at Greensboro in 1985 with a B.A in communications and received his M.B.A. from Fairleigh Dickinson University in 1993.
Incumbent Directors Whose Terms of Office Continue After the Annual Meeting
     The following sets forth information concerning the directors whose terms of office continue after the 2008 Annual Meeting, including information as to each director’s age and business experience as of the record date.

			Director
Name	Age	Position/Principal Occupation	Since
John N. Kapoor, Ph.D.	64	Director Introgen Therapeutics, Inc.; President of EJ Financial Enterprises, Inc.	1993
David G. Nance	56	President, Chief Executive Officer and Director of Introgen Therapeutics, Inc.	1993
William H. Cunningham, Ph.D(1)(2)(3).	64	James L. Bayless Chair for Free Enterprise, McCombs School of Business, The University of Texas at Austin	2000
S. Malcolm Gillis(1)	67	University Professor, Rice University	2004

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee
     William H. Cunningham, Ph.D., has served as a member of our Board since July 2000. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000, in addition to holding the Lee Hage and Joseph D. Jamail Regents Chair in Higher Education Leadership. He served as President of The University of Texas at Austin, a component institution of The University of Texas System, from 1985 to 1992. He currently holds the James L. Bayless Chair for Free Enterprise at The University of Texas at Austin’s McCombs School of Business. Dr. Cunningham serves on a number of public commissions, private corporate boards and in a number of advisory roles to corporations. Dr. Cunningham serves on the board of directors of John Hancock Funds. He also serves on the board of directors of Lincoln National Corporation, Southwest Airlines, Inc., Hayes Lemmerz International, Inc. and Hicks Acquisition Company I, Inc., each of which is a publicly-traded corporation. Dr. Cunningham received his Ph.D. and M.B.A. from Michigan State University. In 1993, he received an Honorary Doctor of Laws Degree and the Distinguished Alumnus Award from Michigan State University. Dr. Cunningham was awarded the Presidential Citation from The University of Texas at Austin in 2005.
     S. Malcolm Gillis, Ph.D., has served as a member of our Board since February 2004. Dr. Gillis served as the President of Rice University from 1993 through June 2004. From 1996 through 2004, he was also the Ervin Kenneth Zingler Professor of Economics at Rice University where he continues to teach. Dr. Gillis has been honored with the designation of University Professor, the highest faculty designation at Rice University. Before entering university leadership, he spent the first 25 years of his professional life teaching economics and applying economic analysis to public policy in almost 20 countries, from the United States and Canada, to Ecuador, Colombia, Ghana and Indonesia. His research and teaching have primarily been in the areas of fiscal economics and environmental policy. Dr. Gillis served as Dean of the Faculty of Arts and Sciences at Duke University from 1991 to 1993, and he served as Dean of the Graduate School and Vice Provost for Academic Affairs at Duke University from 1986 to 1991. He is presently a member of the board of directors of Service Corporation International, Halliburton Company, Electronic Data Systems Corporation and AECOM Technology Corporation, each of which is a publicly-traded corporation. Dr. Gillis also serves on the board of directors and board of trustees of many foundations, educational associations and community organizations. In 2002, he was appointed to the Governor’s Task Force for Texas Economic Growth. Dr. Gillis received his Ph.D. from the University of Illinois. He received his M.A. and B.A. from the University of Florida. In 1992, he was awarded an Honorary Doctor of Laws Degree from Rocky Mountain College.
     John N. Kapoor, Ph.D., served as Chairman of our Board from our inception in June 1993 until 2007 and has been a member of our Board since 2007. In 1990, Dr. Kapoor founded EJ Financial Enterprises, Inc., a healthcare consulting and investment company, and he is presently its president and sole shareholder. He is also chairman of the board of Akorn, Inc. and NeoPharm, Inc., each of which is a publicly-traded corporation, and of several privately-held biopharmaceutical companies. Dr. Kapoor received a B.S. degree from Bombay University and a Ph.D. in medicinal chemistry from the State University of New York at Buffalo.
     Please see “Executive Officers” for information with respect to Mr. Nance.
     There are no family relationships among any of our directors or executive officers.
Director Compensation for Fiscal Year Ended December 31, 2007
     The following table shows our cash and share-based compensation for each of our non-employee directors for the year ended December 31, 2007:

		Option Awards		All Other
	Stock Awards	($)		Compensation
Name	($)(2)(4)	(1)(3)(5)(9)		($)(4)		Total ($)
William H. Cunningham, Ph.D.	$35,002	$161,153	(6)	$18,846		$215,001
S. Malcolm Gillis, Ph.D.	$35,002	$120,460	(7)	$18,846		$174,308
Peter Barton Hutt	$35,002	$128,593	(8)	$18,846		$182,441
Charles E. Long	$35,002	$225,677	(9)	$18,846		$279,525
John N. Kapoor, Ph.D.	$35,002	$73,252		$193,846	(10)	$302,100

(1)	Share-based compensation is determined pursuant to SFAS No. 123R, assuming none of the option awards will be forfeited. It is computed based upon the portion of the stock or option award vesting during 2007. Some of the awards vesting in 2007 were originally granted in prior years. Some of the awards granted in 2007 have portions that will vest in 2008 and later years. The compensation expense related to the portion of awards that will vest in

2008 and later years and that will be recorded in our financial statements in those future years is not included in the amounts above. See further discussion of our accounting policy regarding share-based compensation expense in Note 2, “Basis of Presentation and Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008.

(2)	The stock awards to our non-employee directors were fully vested on the date of award.

(3)	The option awards to our non-employee directors vest at the rate of 1/12 per month.

(4)	Each non-employee director was awarded 7,919 shares of common stock on May 30, 2007 for his increased time commitment as a member of the Board in 2007 due to additional compliance requirements for financing, regulatory and other corporate matters during that year. A director may not sell the stock until he is no longer a Board member. He is obligated to report the value of the stock award as taxable income in the year of grant. To mitigate the impact of the tax liability associated with this stock award, each director was provided cash compensation in the amount of $18,846. The grant date fair value of stock awards was determined pursuant to SFAS No. 123R. The stock awarded to each non-employee director on May 30, 2007 vested fully on the date of grant. See Note 2, “Basis of Presentation and Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008.

(5)	Each non-employee director was granted an option to purchase 25,000 shares of our common stock for service as a member of the Board. These options were awarded to each non-employee director on May 30, 2007.

(6)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee, (b) 6,000 shares for service as a member of the Compensation Committee, (c) 6,000 shares for service as a member of the Nominating and Corporate Governance Committee, (d) 6,000 shares for service as chairman of the Audit Committee and (e) 6,000 shares for service as chairman of the Nominating and Corporate Governance Committee.

(7)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee and (b) 6,000 shares for service as the designated “audit committee financial expert” of the Audit Committee.

(8)	Includes the grant of an option to purchase 6,000 shares of our common stock for service as a member of the Nominating and Corporate Governance Committee.

(9)	Includes the grants of options to purchase shares of our common stock in the amounts of (a) 6,000 shares for service as a member of the Audit Committee, (b) 6,000 shares for service as a member of the Compensation Committee, (c) 6,000 shares for service as a member of the Nominating and Corporate Governance Committee and (d) 6,000 shares for service as chairman of the Compensation Committee. Mr. Long also received an option to purchase 50,000 shares of our common stock for service on the Board of Directors of our subsidiary, Gendux A.B. for the 8 years from 1999 to 2007, for which he had never been compensated.

(10)	John N. Kapoor is the sole shareholder of EJ Financial Enterprises, Inc. (“EJ Financial”). We had a consulting agreement with EJ Financial pursuant to which EJ Financial provided services to us for $175,000 per year, which is explained in more detail under the heading “Transactions with Related Persons” below. The $193,846 is the sum of these consulting fees and the $18,846 of cash compensation described in footnote (4) above.
     Non-employee director equity awards outstanding as of December 31, 2007 are listed in the following table:

	Number of
	Securities
	Underlying
	Outstanding	Stock
Name	Options (#)	Awards (#)
William H. Cunningham, Ph.D.	357,400	7,919
S. Malcolm Gillis, Ph.D.	174,600	7,919
Peter Barton Hutt	126,600	7,919
Charles E. Long	409,400	7,919
John N. Kapoor	192,200	7,919

     The following table sets forth grants of stock options made during the year ended December 31, 2007 to each non-employee director. These option awards vest at the rate of 1/12 per month. The grant date fair value of these option awards was determined pursuant to FAS No. 123R. We recognize share-based compensation expense related to these awards in our financial statements in the periods in which the awards vest. See Note 2, “Basis of Presentation and Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008.

		Number of
		Securities
		Underlying	Grant Date Fair
		Outstanding	Value of Equity
Name	Grant Date	Options (#)	Award
William H. Cunningham, Ph.D.	5/30/2007	55,000	$153,452
S. Malcolm Gillis, Ph.D.	5/30/2007	37,000	$103,231
Peter Barton Hutt	5/30/2007	31,000	$86,491
Charles E. Long	5/30/2007	99,000	$276,213
John N. Kapoor	5/30/2007	25,000	$69,751
     Mr. Pearson is not included in any of the foregoing tables since he became a director in April 2008 and was therefore not a director at any time during the fiscal year ended December 31, 2007.
     Although we have not adopted formal guidelines for granting our directors equity in connection with their service to the Company, we generally grant directors a certain number of options for serving on our Board and for each committee on which they serve. In addition, we have from time to time made grants of restricted stock to our directors for increased time commitments as a member of the Board for matters such as additional compliance requirements for financing, regulatory and other corporate matters during the year. We do not provide our directors with cash compensation, except to compensate them for their income tax obligations on grants of restricted stock which cannot be readily sold.
Statement on Corporate Governance
     We have had formal corporate governance standards in place since our inception in 1993. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the Commission and the Nasdaq Global Market’s corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. You can access our committee charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee free of charge on our website at www.introgen.com in the “Corporate Governance” section under the “Investor Relations” heading, or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. We encourage, but do not require, our Board members to attend the annual meeting of stockholders. Last year, three of our six directors attended the annual meeting of stockholders. We have adopted the following standards for director independence in compliance with the Nasdaq Global Market corporate governance listing standards:
•	No director qualifies as “independent” if such person has a relationship, which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•	A director who accepts, or whose immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization in which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Ernst & Young LLP, or was a partner or employee of Ernst & Young LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.
     The Board has determined that William H. Cunningham, Ph.D., Charles E. Long, S. Malcolm Gillis, Ph.D. and Peter Barton Hutt meet the aforementioned independence standards. David G. Nance does not meet the aforementioned independence standards because he is our current President and Chief Executive Officer and is an employee of Introgen. John N. Kapoor, Ph.D. does not meet the aforementioned independence standards because of his relationship with EJ Financial Enterprises, Inc., which is detailed below in “Transactions with Related Persons.” Mr. Hutt is a partner in the law firm Covington and Burling LLP, which has done a small amount of legal work for the Company. Because we have not made payments that exceed 5% of the law firm’s consolidated gross revenues for that year, or $200,000, whichever is more, for at least the last three years, the Board determined that Mr. Hutt met the aforementioned independence standards. Mr. Pearson does not meet the aforementioned independence standards because of his consulting agreement with us, which is detailed below in “Transactions with Related Persons.”
Board Meetings and Committees
     Our Board held a total of four meetings and did not act by written consent during the calendar year ended December 31, 2007. During such period, the Board had a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each director attended 100% of the meetings of the Board and of the Board committee(s) on which such director serves or served.
Audit Committee
     The Audit Committee consists of independent directors William H. Cunningham, Ph.D. (Chairman), Charles E. Long and S. Malcolm Gillis, Ph.D. The Audit Committee met eight times and did not act by written consent during the calendar year ended December 31, 2007. The Board believes that each member of the Audit Committee is an “independent director” as such term is defined pursuant to Rule 4200 of the

Nasdaq Marketplace Rules and Rule 10A-3 of the Exchange Act. The Board has determined that S. Malcolm Gillis, Ph.D., is an “audit committee financial expert,” as defined by Commission guidelines. The Audit Committee is governed by a charter, which can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. The Audit Committee monitors our system of internal controls, provides our Board with the results of its examinations and recommendations derived therefrom, outlines to the Board improvements made, or to be made, in internal accounting controls, monitors the qualifications and independence of our independent registered public accounting firm, pre-approves non-audit services of our independent registered public accounting firm, oversees our compliance with legal and regulatory requirements and provides to our Board such additional information and materials as it may deem necessary to make our Board aware of significant financial matters that require their attention. In discharging its duties, the Audit Committee is expected to:
•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of our independent registered public accounting firm to perform audit and non-audit services and the related fees;

•	meet independently with our internal auditing staff, independent registered public accounting firm and senior management;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures in Commission filings;

•	monitor compliance with our corporate codes of ethics; and

•	review disclosures from our independent registered public accounting firm regarding Independence Standards Board Standard No. 1.
Compensation Committee
     The Compensation Committee, which currently consists of independent directors William H. Cunningham, Ph.D. and Charles E. Long (Chairman), met six times and acted by written consent one time during the calendar year ended December 31, 2007. The Board believes that each member of the Compensation Committee meets the director independence requirements set forth in the Nasdaq Marketplace Rules. The Compensation Committee is governed by the First Amended and Restated Compensation Committee Charter, which can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The Compensation Committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to our officers, employees and consultants; grants options to purchase common stock and restricted stock to our officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board. The Compensation Committee generally sets the initial compensation of each executive. The Compensation Committee annually reviews and in some cases adjusts compensation for executives. The Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the other executive officers.
     The Compensation Committee has the sole authority to set compensation of the Chief Executive Officer. In 2007, the Compensation Committee consulted an independent compensation consultant, Longnecker & Associates, to advise the Committee regarding compensation of the Chief Executive Officer. The consultant provided compensation information for chief executive officers in a peer group of companies in the United States, which is discussed in more detail under the heading “Executive Compensation — The Role of the Compensation Committee.”
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of independent directors William H. Cunningham, Ph.D. (Chairman), Peter Barton Hutt and Charles E. Long. The Nominating and Corporate Governance Committee met three times during the calendar year ended December 31, 2007. The Board believes that each member of the Nominating and Corporate Governance Committee meets the director independence requirements set forth in the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee is governed by a charter, which can be accessed free of charge electronically on our website at www.introgen.com or by writing to us at Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations.
     The Nominating and Corporate Governance Committee proposes a slate of directors for election by our stockholders at each annual meeting and nominates candidates for appointment by the Board to fill any vacancies on the Board. The Nominating and Corporate Governance Committee is also responsible for advising the Board as to the appropriate Board size, composition and committee structure and developing and reviewing applicable corporate governance principles.
     The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders provided that the recommendations are made in accordance with the procedures described in Article II, Section 2.5 of our Bylaws and in this Proxy Statement under “Information Concerning Solicitation and Voting.” To be considered timely, such stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices as set forth below not less than one hundred twenty (120) calendar days in advance of the first anniversary date of mailing of our Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary of Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701, and must include the candidate’s name, biographical data and qualifications. It is our policy that stockholder nominees nominated in compliance with these procedures will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.
     The Nominating and Corporate Governance Committee identifies director nominees through a combination of referrals, including by management, existing Board members and stockholders, third party search firms and direct solicitations, where warranted. The Nominating and Corporate Governance Committee may request references and additional information from the candidate prior to reaching a conclusion. The Nominating and Corporate Governance Committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.

     To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria: (i) the highest personal and professional integrity; (ii) a record of exceptional ability and judgment; (iii) the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Board committee meetings; (iv) the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders; and (v) freedom from any personal or professional relationships that would adversely affect his or her ability to serve the best interests of Introgen and our stockholders.
     The Nominating and Corporate Governance Committee also takes into account that the Board as a whole shall have competency in the following areas: business judgment, industry knowledge, accounting and finance, leadership, corporate governance, business strategy, management and crisis management.
Executive Committee
     The Executive Committee currently consists of directors David G. Nance (Chairman) and John N. Kapoor, Ph.D. The Executive Committee held no meetings during the calendar year ended December 31, 2007. The Executive Committee acts on behalf of our Board to the extent permitted under Delaware law.
Stockholders’ Communications Process
     Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board may send correspondence to Mr. Rodney Varner, Corporate Secretary of Introgen Therapeutics, Inc., 301 Congress Avenue, Suite 1850, Austin, Texas 78701. The Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any company that has an executive officer serving as a member of our compensation committee.
Board of Directors Recommendation
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE TO THE BOARD.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board has appointed, subject to ratification by our stockholders, Ernst & Young LLP, as independent registered public accounting firm, to audit our books, records and accounts for the current fiscal year ending December 31, 2008. Ernst & Young has audited our financial statements beginning with the year ended December 31, 2002.
Fees Paid to Ernst & Young LLP
     The following table sets forth the costs incurred by the Company for services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2007 and December 31, 2006.

	Year Ended
	December 31,
Fee Category	2006	2007
Audit Fees	$206,487	$218,125
Audit-Related Fees	3,500	12,690
Tax Fees	5,400	6,500
All Other Fees	—	—
Total Fees	$215,387	$237,315
     Audit Fees. Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.
     Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
     Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, divestitures and international tax planning.
     All Other Fees. We did not engage Ernst & Young LLP to perform services not covered by the preceding three categories. We do not expect a representative of Ernst & Young LLP to be present, make a statement or be available to respond to questions of the stockholders at the Annual Meeting.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any such pre-approval to the Audit Committee at the next scheduled meeting.
Board of Directors Recommendation
     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. In the event of a negative vote on such ratification, the Board will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the Company’s underlying policies, objectives and decisions as they relate to executive compensation and provides further clarification to the tables that follow.
Objectives of Our Executive Compensation Program
     The compensation committee of our Board (the “Compensation Committee”) administers our executive compensation program. The Compensation Committee is composed entirely of independent directors, as the term “independent” is defined under the applicable Nasdaq Marketplace Rules.
     The general philosophy of our executive compensation program is to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders. To that end, the Compensation Committee believes that executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance as measured against progress toward accomplishing the Company’s objectives. In addition, the Company strives to provide compensation that is competitive with other biopharmaceutical and biotechnology companies and that will allow us to attract, motivate and retain qualified executives with superior talent and abilities.
     Our executive compensation is designed to fairly and competitively compensate executives for their time, efforts and expertise, and to reward advancement toward achievement of the Company’s corporate objectives. In 2007, Introgen’s corporate objectives included, but were not limited to: (i) the achievement of regulatory advances; (ii) furtherance of the Company’s clinical trial activities; (iii) maintaining and advancing intellectual property protection of our products; (iv) advancing the Company’s research and development programs; and (v) obtaining additional financing as needed. This focus allows us to reward our executives for their roles in creating value for our stockholders.
The Role of the Compensation Committee
     The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The Compensation Committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to Introgen’s officers, employees and consultants; grants options to purchase common stock and restricted stock to Introgen’s officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board.
     The Compensation Committee has full authority over all compensation matters relating to executive officers. The Compensation Committee generally sets the initial compensation upon employment of each executive. The Compensation Committee annually reviews and in some cases adjusts compensation for executives. The Compensation Committee has the sole authority to set compensation of the Chief Executive Officer.

Elements of Executive Compensation
     Although the Compensation Committee has not adopted formal guidelines for allocating total compensation between equity compensation and cash compensation, it strives to maintain a strong link between executive incentives and the creation of stockholder value, and to preserve cash to further the Company’s research, development and commercialization objectives. Therefore, the Company emphasizes incentive compensation in the form of stock options and/or restricted stock, rather than base salary.
     Executive compensation consists of the following elements:
•	Base Salary. Base salaries for our executives are generally established based on the scope of their responsibilities, taking into account the executive’s education, experience, workload, past performance, geographical location and competitive market compensation paid by other companies for similar positions.

•	Cash Bonuses. We have not frequently awarded cash bonuses, as we believe that we have typically established base salaries at levels sufficient to satisfy the cash portion of executives’ compensation, and have relied heavily upon awards of equity. However, when our independent compensation consultant pointed out that the cash portion of compensation of our Chief Executive Officer for 2007 was significantly below the recommended level, we awarded a cash bonus to the Chief Executive Officer of $100,000 in 2007. This bonus was discretionary and was not based on any predetermined formula. We may award cash bonuses more frequently in the future.

•	Equity Awards. We use long-term incentives in the form of stock options and/or restricted stock. Options and restricted stock are generally granted through our 2000 Stock Option Plan, which authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Executive officers generally receive stock option grants at the commencement of employment and periodically receive additional stock option grants, typically on an annual basis. In certain cases, compensation has been provided using grants of restricted stock. We believe that stock options, which have a ten year term and typically have a four year vesting schedule, are instrumental in aligning the long-term interests of the Company’s employees and executive officers with those of the stockholders because such individuals realize gains if the stock price increases. Stock options also help to balance the overall executive compensation program, with base salary providing short-term compensation and stock options rewarding executives for long-term increases in stockholder value.

•	Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including paying premiums for term life insurance on behalf of each executive officer in addition to providing a health insurance plan and a tax qualified 401(k) plan, both of which are available to all employees. The Company does not match employee contributions to the 401(k) plan.
     In 2007, each named executive officer was awarded stock options in the amounts indicated in the section entitled Grants of Plan-Based Awards. Stock options are granted with an exercise price equal to the fair market value of our common stock on the day of grant and typically vest ratably over a four-year period. Options generally expire ten years after the grant date. Only the Compensation Committee has the authority to grant options or other equity based compensation to executive officers. Options are generally granted to executive officers only at meetings of the Compensation Committee. Compensation Committee meetings are scheduled in advance at the beginning of each year, although meeting dates are sometimes rearranged to accommodate members’ schedules. Option grants are effective on the date of grant. We do not backdate options, nor do we coordinate grants so that they are made before an announcement of favorable information, or after an announcement of unfavorable information.
Tax Considerations
     Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance based compensation” within the meaning of the Code does not count toward the $1 million limit. To date, none of our executive officers was paid compensation that exceeded the $1 million limit under Section 162(m) of the Code, and none of our executives’ compensation was intentionally structured to comply with Section 162(m). We may in the future structure executive compensation to comply with Section 162(m) when levels of compensation are such that deductibility will be limited by Section 162(m) and such deductibility becomes more important to the Company.
Compensation of Executives Other than the Chief Executive Officer
     For executives other than the Chief Executive Officer, the process begins with a review by the Chief Executive Officer utilizing the factors set forth below. The Chief Executive Officer reviews industry compensation surveys, including the BioWorld Executive Compensation Report. The Chief Executive Officer draws upon his personal knowledge of industry compensation derived from his years of experience in the biotechnology industry, as well as discussions with other Company officers and other persons knowledgeable of the industry, and in some cases information provided by executive recruiting firms. In the course of assessing each executive’s compensation, the Chief Executive Officer generally reviews:
•	each executive’s historical pay levels;

•	expected future contributions;

•	competitive compensation data, including industry compensation surveys and information gained from other industry sources such as other company executives and executive recruiters;

•	individual performance;

•	each executive’s existing long-term incentives; and

•	retention considerations.
     The Chief Executive Officer typically makes recommendations to the Compensation Committee as to both base salary and equity grants. The Compensation Committee considers the recommendations and information provided by the Chief Executive Officer and makes the final compensation decisions. There are typically no set formulae identified in advance of compensation review.
Restricted Stock Award to Chief Financial Officer
     During 2007 an option to purchase 57,600 shares of our common stock, which was held by our Chief Financial Officer, James W. Albrecht, Jr., for ten years, expired by its terms. The Chief Financial Officer could not reasonably exercise the option due to imposition of a Company wide “blackout” of securities trades by Company employees. The Committee believed it appropriate to compensate the Chief Financial Officer for the value of this expired option; therefore it granted him restricted stock with a value equal in amount to the difference between the market value of the company’s stock on the expiration date of the option, and the exercise price of the option.
Compensation of Chief Executive Officer
     The Compensation Committee evaluates the Chief Executive Officer’s performance in light of the Company’s objectives, competitive compensation paid to chief executive officers of comparable companies, and the other factors described above, and sets his compensation, including grants of stock options or other equity-based compensation, based on this evaluation. In 2007, as in prior years, the Compensation Committee retained an independent compensation consultant, Longnecker & Associates, to advise the Compensation Committee with respect to compensation of the Chief Executive Officer. The consultant was directed to work independently of management. The consultant provides no services to the Company other than providing advice regarding compensation of directors and executive officers. The consultant was requested to identify a peer group of companies in the United States, and to compare the Chief Executive Officer’s compensation with that of chief executive officers of companies in the peer group to help ensure that the compensation awarded by the Company to the Chief Executive Officer is competitive with that of other similar companies. This peer group identified by the independent consultant consists of the following 17 biopharmaceutical companies in a range of sizes, stages of development and geographic locations:

		Revenue	Total Assets	Market Cap
Company Name	Ticker	(US $MM)	(US $MM)	(US $MM)
Avanir Pharmaceuticals	AVNR	$15.20	$71.50	$76.30
AVANT Immunotherapeutics, Inc.	AVAN	$4.90	$61.50	$40.80
Cell Genesys, Inc.	CEGE	$1.36	$291.17	$296.90
Dov Pharmaceuticals, Inc.	DOVP	$26.00	$50.40	$4.30
Emisphere Technologies, Inc.	EMIS	$7.30	$28.10	$133.40
Geron Corporation	GERN	$3.28	$220.80	$474.50
Hollis-Eden Pharmaceuticals, Inc.	HEPH	$0.40	$68.50	$45.50
Lexicon Pharmaceuticals, Inc.	LXRX	$72.80	$190.30	$273.40
Nastech Pharmaceuticals Company Inc.	NSTK	$28.50	$73.80	$390.10
Onyx Pharmaceuticals, Inc.	ONXX	$0.30	$286.20	$1,762.00
Palatin Technologies, Inc.	PTN	$19.70	$40.00	$154.60
Praecis Pharmaceuticals Incorporated	PRCS	$7.60	$69.50	$53.40
SciClone Pharmaceuticals, Inc.	SCLN	$32.70	$62.60	$96.30
Sirna Therapeutics, Inc.	RNAI	$4.90	$50.00	$948.89
Tanox, Inc.	TNOX	$56.10	$232.10	$895.90
Vical Incorporated	VICL	$14.70	$125.20	$194.00
XOMA Ltd.	XOMA	$29.50	$91.50	$272.60
Average		$19.13	$118.42	$359.58
Median		$14.70	$71.50	$194.00

Introgen Therapeutics, Inc	INGN	$1.2	$54.2	$189.4
     The consultant also utilized published survey data to determine a market-competitive range of compensation for chief executive officers of similar biopharmaceutical companies. The published surveys utilized by the independent consultant were:

     Mercer, Human Resource Executive Survey Report
     Economic Research Institute, Executive Benchmark Survey 2007
     Watson Wyatt, Top Management Compensation-Regression Analysis Report 2006/2007
     Watson Wyatt, Top Management Analysis 2006/2007
     World at Work, 2007/2008 Total Salary Increase Budget Survey
     The independent consultant utilized seventy-five percent peer company data and twenty-five percent published survey data to create the market median and seventy-fifth percentile of total compensation. The consultant was advised that due to the Company’s desire to use cash for research, development and commercialization purposes, the Committee prefers to limit cash as a compensation vehicle. The consultant recommended, and the Compensation Committee approved, that the Chief Executive Officer be compensated at approximately the seventy-fifth percentile of total compensation. The reasons for the recommendation to use the seventy-fifth percentile as a benchmark, and the Committee’s approval thereof, were: (i) performance of the Company as compared to peers; (ii) the Chief Executive Officer’s compensation currently and in the past has been skewed towards equity and therefore more risky, as compared to the market; and (iii) the Chief Executive Officer has historically been under compensated as compared to the market midpoint.
     The independent consultant noted that the market midpoint of total cash compensation for the peer group was $684,316, and the seventy-fifth percentile of the peer group total cash compensation was $762,078; thus the Chief Executive’s total cash compensation of $594,944 was only 87% of the midpoint and 78% of the seventy-fifth percentile of the peer group. The consultant noted that the seventy-fifth percentile of the equity portion of peer group compensation was $967,876.
     To achieve the recommended target of having the Chief Executive Officer’s total compensation (cash plus long term equity) be at approximately the seventy-fifth percentile of the peer group’s total compensation, the consultant recommended that the Chief Executive Officer’s base salary remain unchanged from its 2006 level of $594,944, that he receive an annual incentive bonus of approximately twenty percent of base salary, and that he be awarded a stock option grant with a Black-Scholes value of one million dollars ($1,000.000). The Compensation Committee believes that the independent consultant identified an appropriate peer group, and agrees with the independent consultant’s peer group analysis and recommendations. Therefore, the Compensation Committee adopted the consultant’s recommendations, maintaining the Chief Executive Officer’s existing base salary of $594,944 while awarding the Chief Executive Officer a cash bonus of $100,000 and a stock option award with a Black-Scholes value of $1 million, using the consultant’s computation. This resulted in the Chief Executive Officer receiving total cash compensation of $694,944, or 91% of the seventy-fifth percentile of the peer group; and long term equity compensation of $1 million (as calculated by the consultant), or 103% of the seventy-fifth percentile of the peer group, and aggregate cash and equity compensation of $1,694,944, or 98% of the seventy-fifth percentile of the peer group.
     It should be noted that at the time the Compensation Committee acted on the Chief Executive Officer’s compensation, October 1, 2007, it used the Black-Scholes option valuation as computed by the compensation consultant of approximately $1 million as described above. This resulted in award of an option to purchase 324,675 shares. The consultant’s computation was done using the Company’s stock price and history as of the end of 2006; because the consultant desired for the grant to be comparable to equity awards of the peer group companies, and 2006 year end data was the most current information available for the peer group. The actual Black-Scholes value of the Chief Executive Officer’s option grant on the effective date of the grant, October 1, 2007, was $812,217. The reduced Black-Scholes value of the award from $1,000,000 to

$812,217 is attributable to a decline in value of the Company’s stock between the 2006 year end and the effective date of the grant.
     The stock options awarded to the Chief Executive Officer have an exercise price equal to the market price of our common stock on the date of grant, were immediately vested, and have a ten year life. In the event of termination of his employment, the Chief Executive Officer will have three months to exercise the options. The options were immediately vested because they were intended as part of the Chief Executive Officer’s compensation for 2007 only; and because, having been a founder of the Company and having been its chief executive officer for almost fifteen years, the Compensation Committee believes that he has demonstrated his commitment to the Company. On the other hand, having a period of only three months to exercise the options after termination of employment, he will not be able to benefit from future appreciation in the value of the Company through these options should his employment be terminated.
     The Compensation Committee believes that each of our named executive officers are compensated appropriately considering their performance and the performance of the Company, and consistently with the Company’s compensation philosophy so as to motivate and retain talented individuals while aligning their interests with those of stockholders.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board is composed of two independent directors as defined under the Marketplace Rules of The Nasdaq Global Market (“Nasdaq”). The Compensation Committee operates under a written charter adopted by the Board, as amended in 2007, which is available on Introgen’s website at www.introgen.com. The members of the Compensation Committee are Charles E. Long (Chairman) and William H. Cunningham, Ph.D. We believe that each member of the Compensation Committee meets the director independence requirements set forth in the applicable Securities and Exchange Commission (“Commission”) rules and Nasdaq Marketplace Rules.
     The Compensation Committee administers Introgen’s 1995 Stock Plan, 2000 Stock Option Plan and 2000 Employee Stock Purchase Plan; reviews compensation components to be provided to Introgen’s officers, employees and consultants; grants options to purchase common stock and restricted stock to Introgen’s officers, employees and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board. The Compensation Committee believes it has fulfilled its responsibilities under its charter for the fiscal year ended December 31, 2007.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) for the fiscal year ended December 31, 2007 with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in Introgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and included in this Proxy Statement.
Respectfully submitted,
COMPENSATION COMMITTEE
William H. Cunningham, Ph.D.
Charles E. Long
     THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

Summary Compensation Table
     The following table shows our cash and share-based compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “Named Executive Officers”):

						All Other
				Stock	Option	Compen-
Name and Principal Position	Year	Salary ($)	Bonus	Awards(1)	Awards ($)(1)	sation ($)(2)	Total ($)
David G. Nance, President and Chief Executive Officer	2007	$593,956	$100,000	—	$1,147,310	$110	$1,841,376
Max W. Talbott, Ph.D., Senior Vice President, Worldwide Commercial Development	2007	$380,792	—	—	$533,018	$110	$913,920
Robert E. Sobol, M.D., Senior Vice President, Medical and Scientific Affairs	2007	$368,528	—	—	$325,878	$110	$694,516
J. David Enloe, Jr., Senior Vice President, Operations	2007	$257,880	—	—	$433,206	$110	$691,196
James W. Albrecht, Jr., Chief Financial Officer	2007	$252,317	—	$137,126 (3)	$337,975	$81,889 (4)	$809,307
     The Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation and it does not utilize any particular indices or formulae to arrive at each executive’s recommended pay level. The Compensation Committee seeks to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders, while staying in the market range of our peer group.

(1)	Share-based compensation is determined pursuant to SFAS No. 123R assuming none of the option awards will be forfeited. It is computed based upon the portion of the stock or option award vesting during 2007. Some of the awards vesting in 2007 were originally granted in prior years. Some of the awards granted in 2007 have portions that will vest in 2008 and later years. The compensation expense related to the portion of awards that will vest in 2008 and later years and that will be recorded in our financial statements in those future years is not included in the amounts above. See further discussion of our accounting policy regarding share-based compensation expense in Note 2, “Basis of Presentation and Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008.

(2)	Includes $110 for each of the Named Executive Officers for the full dollar value of premiums paid by the Company for term life insurance on behalf of each of the Named Executive Officers for 2007.

(3)	This amount represents the value of 32,661 shares of common stock granted to our Chief Financial Officer, James W. Albrecht in order to compensate him for the expiration, without exercise, of an option to purchase shares of our common stock under our 1995 Stock Option Plan. During 2007, an option to purchase 57,600 shares of our common stock, held by Mr. Albrecht for ten years, expired by its terms. In order to compensate him for the loss of such option, we granted him shares of our common stock with a value equal in amount to the difference between the market value of the company’s stock on the expiration date of the option, and the exercise price of the option.

(4)	Includes $81,779 in cash compensation to mitigate the impact of the tax liability associated with the October 1, 2007 stock award.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007
     The following table sets forth grants of stock options made during the year ended December 31, 2007 to each Named Executive Officer. The exercise price of these stock options is the closing market price quoted by the Nasdaq Global Market on the date the options were granted. The options are subject to accelerated vesting in certain circumstances as detailed in the discussion under the heading “Potential Payments Upon Termination or Change-in-Control” below.
     The grant date fair value of these option awards was determined pursuant to FAS No. 123R. We recognize share-based compensation expense related to these awards in our financial statements in the periods in which the awards vest. See Note 2, “Basis of Presentation and Significant Accounting Policies-Share-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008.

		All Other
		Option
		Awards:	Exercise or
		Number of	Base Price
		Securities	of Option	Grant Date
	Grant	Underlying	Awards	Fair Value of
Name	Date	Options	($/Share)	Option Awards
David G. Nance	10/1/2007	324,675 (1)	$4.20	$812,217
Max W. Talbott, Ph.D.	5/29/2007	100,000 (2)	$4.42	$321,234
Robert E. Sobol, M.D.	5/29/2007	95,000 (2)	$4.42	$305,172
J. David Enloe, Jr.	5/29/2007	95,000 (2)	$4.42	$305,172
James W. Albrecht, Jr.	5/29/2007	80,000 (2)	$4.42	$256,987

(1)	The options vested fully on the date of grant.

(2)	The options vest in four equal annual installments commencing on May 30, 2008.
Outstanding Equity Awards at December 31, 2007
     The following table sets forth, for each of the Named Executive Officers, the number and exercise price of unexercised options outstanding as December 31, 2007:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date
David G. Nance	136,000	—	$0.519	8/31/2008
	38,400	—	$0.519	9/2/2008
	27,840	—	$1.25	2/13/2010
	50,000	—	$2.00	2/14/2010
	50,000	—	$5.00	3/8/2011
	50,000	—	$4.55	7/31/2011
	10,000	—	$4.71	10/24/2011
	9,600	—	$3.75	12/4/2011
	45,000	—	$4.64	3/5/2012
	9,600	—	$4.63	4/30/2012
	60,000	—	$2.30	7/31/2012
	100,000	—	$5.00	6/22/2013
	70,000	—	$5.00	6/22/2013

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date
(1)	71,250	23,750	$5.32	6/8/2014
	125,000	—	$6.30	11/4/2014
(2)	62,500	62,500	$6.67	6/9/2015
	250,000	—	$5.45	1/16/2016
	260,000	—	$4.51	11/27/2016
	324,675	—	$4.20	9/30/2017
Max W. Talbott, Ph.D.	100,000	—	$4.02	2/5/2012
(3)	—	150,000	$4.02	2/5/2012
	50,000	—	$5.00	6/22/2013
	50,000	—	$8.48	12/31/2013
(1)	37,500	12,500	$5.32	6/8/2014
(4)	45,000	45,000	$6.67	6/9/2015
(5)	23,750	71,250	$4.64	5/22/2016
(6)	—	100,000	$4.42	5/28/2017
Robert E. Sobol, M.D.	40,000	—	$7.50	9/7/2013
(1)	37,500	12,500	$5.32	6/8/2014
(7)	32,500	32,500	$6.67	6/9/2015
(8)	20,000	60,000	$4.64	5/22/2016
(9)	—	95,000	$4.42	5/28/2017
J. David Enloe, Jr.	40,000	—	$5.00	3/8/2011
	35,000	—	$4.64	3/5/2012
	40,000	—	$5.00	6/22/2013
	40,000	—	$8.48	12/31/2013
(1)	48,750	16,250	$5.32	6/8/2014
(4)	45,000	45,000	$6.67	6/9/2015
(10)	22,500	67,500	$4.64	5/22/2016
(9)	—	95,000	$4.42	5/28/2017
James W. Albrecht, Jr.	105,600	—	$0.519	8/31/2008
	21,888	—	$1.25	2/13/2010
	40,000	—	$5.00	3/8/2011
	35,000	—	$4.64	3/5/2012
	40,000	—	$5.00	6/22/2013
(1)	56,250	18,750	$5.32	6/8/2014
(11)	40,000	40,000	$6.67	6/9/2015
(8)	20,000	60,000	$4.64	5/22/2016
(12)	—	80,000	$4.42	5/28/2017

(1)	These unexercisable securities will vest on June 9, 2008.

(2)	These unexercisable securities will vest at the rate of 31,250 shares on each of June 10, 2008 and 2009.

(3)	These unexercisable securities vest on the earlier of (a) the date on which Introgen receives an unqualified, written approval from the Federal Drug Administration for the package insert and label for INGN20l that will allow the product candidate to be marketed in the United States for the treatment of cancer and (b) February 6, 2008.

(4)	These unexercisable securities will vest at the rate of 22,500 shares on each of June 10, 2008 and 2009.

(5)	These unexercisable securities will vest at the rate of 23,750 shares on each of May 23, 2008, 2009 and 2010.

(6)	These unexercisable securities will vest at the rate of 25,000 shares on each of May 29, 2008, 2009, 2010 and 2011.

(7)	These unexercisable securities will vest at the rate of 16,250 shares on each of June 10, 2008 and 2009.

(8)	These unexercisable securities will vest at the rate of 20,000 shares on each of May 23, 2008, 2009 and 2010.

(9)	These unexercisable securities will vest at the rate of 23,750 shares on each of May 29, 2008, 2009, 2010 and 2011.

(10)	These unexercisable securities will vest at the rate of 22,500 shares on each of May 23, 2008, 2009 and 2010.

(11)	These unexercisable securities will vest at the rate of 20,000 shares on each of June 10, 2008 and 2009.

(12)	These unexercisable securities will vest at the rate of 20,000 shares on each of May 29, 2008, 2009, 2010 and 2011.
Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2007
     The following table sets forth, for each of the Named Executive Officers, the number of shares acquired and the value realized on options exercised during the fiscal year ended December 31, 2007. The value realized on exercise set forth in this table is the intrinsic value of the options, which is the number of shares exercised times the difference between the quoted closing price of our common stock on the date of exercise and the exercise price. This amount may differ from the compensation expense we recorded in our financial statements for these options in accordance with SFAS No. 123R.

Option Awards
Number of
Shares
	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)
David G. Nance	—	—
Max W. Talbott, Ph.D.	—	—
Robert E. Sobol, M.D.	—	—
J. David Enloe, Jr.	102,400	$475,539.20
James W. Albrecht, Jr.(1)	—	—

(1)	During 2007, an option to purchase 57,600 shares of our common stock, held by Mr. Albrecht for ten years, expired by its terms. In order to compensate him for the loss of such option we granted him shares of our common stock with a value equal in amount to the difference between the market value of the company’s stock on the expiration date of the option, and the exercise price of the option. This stock award is disclosed in the “Summary Compensation Table.”
Potential Payments Upon Termination or Change-In-Control
     On December 15, 2007, Introgen entered into a new employment agreement with David G. Nance, effective as of August 1, 2007, under which Mr. Nance serves as our President and Chief Executive Officer. This employment agreement replaces and supersedes that certain employment agreement with Mr. Nance dated as of August 1, 2003. The employment agreement with Mr. Nance continues through July 31, 2010, and thereafter renews automatically for one-year terms until either party gives timely written notice of non-renewal. Mr. Nance’s base salary under the employment agreement is $594,944 per annum effective August 1, 2007. His compensation under the employment agreement is subject to review annually. In the event of Mr. Nance’s termination by the Company other than for cause, the Company must continue to pay Mr. Nance compensation otherwise payable to him under the employment agreement for the remainder of the then current term, and he will no longer be subject to his non-competition and nondisclosure agreements. Assuming Mr. Nance’s employment was terminated by the Company other than for cause on December 31, 2007, he would have received payments for the remainder of his term of an amount not to exceed $1,536,939 in salary, and he would receive benefit continuation in the form of health insurance coverage and vacation accrual until the end of his term with a value of approximately $181,933. All vested options may be exercised within three months of the date when Mr. Nance or any other employee, director or consultant ceases to be engaged by the Company.

     All of the options granted under our 1995 Stock Plan and the 2000 Stock Option Plan shall immediately vest and become exercisable upon our merger with or into another corporation, entity or person, or the sale of all or substantially all our assets to another corporation, entity or person, unless such options are assumed or an equivalent option or right is substituted by the successor corporation or a parent or subsidiary of the successor corporation. In addition, all of the options granted under our 2000 Stock Option Plan shall immediately vest and become exercisable in the event of (i) the merger or reorganization of Introgen with or into another corporation, entity, or person, (ii) the sale of all or substantially all of our assets to another corporation, entity, or person, or (iii) any change in ownership of our voting stock resulting in ownership of more than 50% of our voting stock by one or more persons acting in concert who did not prior to the date of grant own more than 50% of our voting stock. The table below reflects the total value of our Named Executive Officers’ shares that are vested or will vest on an accelerated basis on December 31, 2007 assuming a change of control and accelerated vesting took place on December 31, 2007. The value of vested options in the table below is the intrinsic value of the options, which is the number of shares that are vested or will vest on an accelerated basis at December 31, 2007 as a result of the change of control times the difference between the quoted closing price of our common stock on that date and the exercise price of each option. If the exercise price of an option is above the quoted closing price of our common stock, it has a zero value for this purpose. This amount may differ from the compensation expense we would record in our financial statements for these options in the event of immediate vesting in accordance with SFAS No. 123R.

Total Value of Options that Are Vested
or Will Vest on an Accelerated Basis
on 12/31/2007 if Change of
Name of Executive Officer	Control Occurred on 12/31/2007
David G. Nance	$5,379,817
Max W. Talbott, Ph.D.	$2,007,050
Robert E. Sobol, M.D.	$966,900
J. David Enloe, Jr.	$1,450,350
James W. Albrecht, Jr.	$1,633,440
Equity Compensation Plan Table
     Information as of December 31, 2007 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table.

(C)
Number of Shares
Remaining Available
for Future Issuance
	(A)		Under Equity
	Number of Shares to	(B)	Incentive Plan
	be Issued Upon	Weighted-Average	(Excluding Shares
	Exercise of	Exercise Price of	Reflected in Column
	Outstanding Options	Outstanding Options	(A))
Equity compensation plans approved by stockholders	8,394,825 (1)	$4.70	3,476,705	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	8,394,825	$4.70	3,476,705

(1)	Includes options to purchase 766,824 shares of common stock issued under our 1995 Stock Plan and options to purchase 7,628,001 shares of common stock issued under our 2000 Stock Option Plan.

(2)	Options to purchase 146,564 shares of common stock were granted between January 1, 2008 and April 15, 2008, the record date, at the fair market value on the date of grant at prices ranging from $2.06 to $3.03.

(3)	Includes 2,696,705 shares available under our 2000 Stock Option Plan, and 780,000 shares available under our 2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan remains in place, but we have suspended its operation until further notice by our Board of Directors.
Transactions with Related Persons
     The Audit Committee has authority under its written charter to review all potential related party transactions, which would include any transaction exceeding certain minimum dollar thresholds between the Company or its affiliates and an executive officer, director, or 5% shareholder or any of their family members. The Audit Committee’s primary goal when making its approval determination is to decide whether the transaction will provide significant benefit to the Company and ultimately translate into increased stockholder value. Transactions are approved on a case-by-case basis.
     John N. Kapoor, Ph.D., Director, is the sole shareholder of EJ Financial. We had a consulting agreement with EJ Financial pursuant to which EJ Financial provided services to us for $175,000 per year. Pursuant to the agreement, EJ Financial assisted us with business development, license negotiations, market analysis and general corporate development. Subsequent to December 31, 2007, this consulting agreement ended by mutual agreement between EJ Financial and us. Accordingly, we no longer make payments under this agreement.
     David Parker, Ph.D., J.D., our Senior Vice President, Intellectual Property, is a partner in the law firm Fulbright & Jaworski LLP, which provides legal services to us as our primary outside counsel for intellectual property matters.
     In March, 2007, we became an owner of 49% of the outstanding stock of Introgen Research Institute (“IRI”). The other 51% of IRI is owned by our corporate Secretary, who is also an Introgen shareholder. We transferred to IRI an NIH grant originally awarded to us. IRI will be responsible for the remaining research contemplated by that grant and will receive future funding, if any, from the NIH under that grant. We have contractual relationships with IRI under which we may perform research and development services for them in the future.
     In 2007, we established Gendux Pharmaceuticals Limited (“GPL”) to develop and commercialize targeted molecular medicines in European markets. We originally anticipated that Introgen would license certain of its technologies to this entity in connection with those activities. Introgen originally owned approximately 85% of GPL, but on September 5, 2007, Introgen transferred its ownership of GPL to IGL, which is 100% owned by Introgen. IGL owns approximately 85% of GPL in the form of preferred stock convertible by Introgen into common stock (also called ordinary shares) at any time. The remaining portion of GPL is owned by certain of our directors, officers and employees in the form of approximately 150,000 shares of restricted common stock (also called ordinary shares) granted to them as approved by our Board of Directors. The restricted common stock of GPL is designed to provide performance incentives similar in nature to a stock option plan. This stock is subject to transfer and other restrictions, including Introgen’s right to repurchase the shares. These restrictions, including this repurchase right, are subject to release under vesting schedules that are contingent upon continued service by the stockholder to Introgen and/or GPL. This stock is voted by Introgen under proxy from the stockholders. This stock had a nominal value at the time it was issued such that the share-based compensation related to those shares at that time was not material. Our plans have changed so that we no longer anticipate licensing technologies to GPL. Instead, we anticipate that GPL will be liquidated and dissolved, and that the directors, officers and employees who own ordinary shares of GPL will receive no value for them.

     In January 2008, we entered into a letter agreement with Robert Pearson, whereby Mr. Pearson will provide certain business development services to Introgen in connection with potential co-development, collaborations, marketing partnerships or certain other potential strategic transactions. In consideration of such services, upon the consummation of such a transaction, we will pay Mr. Pearson a fee equal to one-half of one percent (0.5%) of certain monetary benefits received by Introgen or its stockholders in certain transactions where Mr. Pearson has provided services, net of any contemplated expenditures of money or other assets by Introgen in connection with such transaction, up to a maximum fee of three million dollars ($3,000,000), and subject in each case to all applicable laws. Mr. Pearson would not receive a fee with respect to funding received by Introgen which Introgen is expected to expend for research and development programs, full time equivalent payments with respect to employees, or loans in connection with collaborative programs, business partnerships or strategic transactions, or otherwise. Transactions between us and our affiliates, whether now existing or created in the future, are excluded from this agreement.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board is composed of three independent directors as defined under the Marketplace Rules of The Nasdaq Global Market (“Nasdaq”). The Audit Committee operates under a written charter adopted by the Board, as amended in 2005, available on Introgen’s website at www.introgen.com. The members of the Audit Committee are William H. Cunningham, Ph.D. (Chairman), Charles E. Long and S. Malcolm Gillis, Ph.D. In accordance with Section 407 of the Sarbanes-Oxley Act, Introgen identified Dr. Gillis as the “audit committee financial expert.” We believe that each member of the Audit Committee meets the director independence requirements set forth in the applicable Securities and Exchange Commission (“Commission”) rules and Nasdaq Marketplace Rules. The Audit Committee believes it has fulfilled its responsibilities under its charter for the fiscal year ended December 31, 2007.
     Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. Introgen’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and the independent registered public accounting firm that performed such audit, Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.
     Based upon the Audit Committee’s review and discussions referred to in the immediately preceding paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Introgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 17, 2008. Each of the services rendered by Ernst & Young LLP was pre-approved by the Audit Committee.
Respectfully submitted,
AUDIT COMMITTEE
William H. Cunningham, Ph.D.
Charles E. Long
S. Malcolm Gillis, Ph.D.
THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.
CODE OF ETHICS
     On February 18, 2004, the Company adopted a Corporate Code of Ethics for All Employees and Directors, and a Corporate Code of Ethics for Financial Officers, which specifically applies to the Company’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of each of the codes of ethics is available on our website at www.introgen.com in the “Corporate Governance” section under the “Investor Relations” heading.
     We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.
NOTICE REGARDING INTERNET AVAILABILITY
     Stockholders may review our Annual Report over the Internet by accessing our website at www.introgen.com. Information on our website does not constitute part of this proxy statement.
OTHER MATTERS
     The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy Card confers discretionary authority with respect to such matter.
By Order of the Board of Directors,

Rodney Varner
Secretary

Introgen Therapeutics, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/INGN • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
+
	01 - Peter Barton Hutt*	☐	☐	02 - Charles E. Long*	☐	☐	03 - Robert W. Pearson*	☐	☐

* Each Class II director to serve a term of three (3) years.

	For	Against	Abstain

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2008.	☐	☐	☐	To transact such other business as may properly come before the Annual Meeting including any motion to adjourn to a later date to permit further solicitation of proxies if necessary or before any adjournment thereof.

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+

INTROGEN THERAPEUTICS, INC.
2008 Annual Meeting of Stockholders
9:00 a.m. (CDT), Thursday, June 12, 2008
The Briar Club, 2603 Timmons Lane
Houston, Texas 77027
Please present this admission ticket to gain admittance to the meeting.
This ticket admits only the stockholder listed on the reverse side and his or her family members and is not transferable.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — INTROGEN THERAPEUTICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 12, 2008
The undersigned hereby constitutes and appoints David G. Nance and James W. Albrecht, Jr., and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock of Introgen Therapeutics, Inc. (the “Company”) held of record by the undersigned as of the close of business on Tuesday, April 15, 2008 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Briar Club, 2603 Timmons Lane, Houston, Texas 77027, at 9:00 a.m., local time, on Thursday, June 12, 2008, and at any adjournments or postponements thereof.
When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” the election of the three nominees of the Board of Directors listed in Proposal 1, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2008 listed in Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company’s 2007 Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
The shares represented by this Proxy Card will be voted as specified on the reverse side, but if no specification is made they will be voted FOR Proposals 1 and 2 and at the discretion of the Proxies on any other matter that may properly come before the meeting.
Please vote and sign on the other side and return promptly in the enclosed envelope (which requires no postage if mailed within the United States).